Exhibit 99.1

Werewolf Therapeutics Reports Fourth Quarter 2021 and Full Year 2021 Financial Results and Provides Business Highlights
-Closed upsized IPO in May 2021 raising $120 million in gross proceeds-
-Announced clinical trial collaboration with Merck for WTX-124 INDUKINETM program-
-Reported positive preclinical data at SITC demonstrating the potential to drive targeted anti-tumor immune responses with IL-2, IL-12 and IFNα INDUKINE molecules-
-Reported positive preclinical data at ASH demonstrating anti-tumor activity in lymphoma models for IL-12 and IFNα INDUKINE molecules-
Cambridge, Mass., March 24, 2022 – Werewolf Therapeutics, Inc. (the “Company” or “Werewolf”) (Nasdaq: HOWL), an innovative biopharmaceutical company pioneering the development of conditionally activated therapeutics engineered to stimulate the body’s immune system for the treatment of cancer, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2021.
“This has been an exciting year for Werewolf as we executed our public offering and advanced our novel INDUKINE molecule pipeline. We expect to file the IND for our first candidate, WTX-124, in the second quarter of 2022, and the IND for our second candidate, WTX-330, early in the third quarter of 2022. The anticipated initiation of these clinical studies remains consistent with our previous expectations,” said Daniel J. Hicklin, Ph.D., President and Chief Executive Officer of Werewolf. “We are pleased with the progress that we made in our first year as a public company and expect that 2022 will be a pivotal year for the Company as we anticipate entering the clinic and continue to progress our pipeline.”
2021 Highlights
Completed upsized Initial Public Offering: In May 2021, Werewolf completed its Initial Public Offering (IPO) of 7,500,000 shares of common stock at a public offering price of $16.00 per share. Gross proceeds from the IPO were $120 million and net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $109.2 million.
Entered clinical trial collaboration with Merck for Werewolf’s WTX-124 INDUKINE program: In August 2021, Werewolf announced that it entered into a clinical trial collaboration agreement with Merck, known as MSD outside the United States and Canada, to evaluate WTX-124, a systemically-delivered, conditionally activated Interleukin-2 (IL-2) INDUKINE molecule, in combination with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 (programmed death receptor-1) therapy, as a treatment for patients with solid tumors. The planned clinical trial will be conducted by Werewolf and is designed to evaluate the safety and preliminary efficacy of WTX-124 as a monotherapy and in combination with KEYTRUDA in patients with solid tumors.
Presented preclinical data on WTX-124, WTX-330, and WTX-613 at SITC Annual Meeting: In November 2021, Werewolf presented preclinical data during the 36th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) demonstrating the potential of INDUKINE molecules to drive targeted anti-tumor immune responses. Posters were presented for Werewolf’s three lead molecules : “WTX-124 is a novel IL-2 pro-drug that is conditionally activated in tumors and drives anti-tumor immunity in murine syngeneic cancer models;” “WTX-330, a conditionally activated IL-12 INDUKINE therapy, releases IL-12 selectively in the tumor microenvironment to activate anti-tumor immune responses and induce regressions in mouse tumor models” and; “WTX-613, a conditionally activated IFNα INDUKINE molecule, induces anti-tumor immune responses resulting in strong tumor growth control in syngeneic mouse tumor models.”
The results from the presented studies for WTX-124 and WTX-330 will be included in the investigational new drug (IND) applications.
Presented INDUKINE Data at ASH Annual Meeting: In December 2021, Werewolf presented preclinical data during the 63rd American Society of Hematology (ASH) Annual Meeting demonstrating interleukin-12 (IL-12) and interferon-α (IFNα) INDUKINE molecules inhibited syngeneic lymphoma tumor growth in mice, induced anti-tumor immune responses and were tolerated in non-human primates.
The preclinical data for the IL-12 and IFNα INDUKINE molecules demonstrated anti-tumor activity in the A20 B cell lymphoma model and the EG7.OVA T lymphoblast model. Both treatments were well tolerated by the mice at active dose levels. The IL-12 and IFNα INDUKINE molecules also strongly activated key immune cell populations in treated tumors, confirming the immune mechanism of anti-tumor activity.
Strengthened Board of Directors with the Addition of Two Industry Leaders: In May 2021, Werewolf appointed Mike Sherman to the Company’s Board of Directors. Mr. Sherman brings over 30 years of experience in advancing therapeutics to commercial launch and driving successful operations and strategic transactions.
Additionally, in October 2021, the Company appointed Meeta Chatterjee, Ph.D., to its Board of Directors. With over 30 years of broad strategic and operational experience, Dr. Chatterjee brings deep and proven expertise across biopharmaceutical R&D, operations, corporate strategy, and business development.
Enhanced Management and Operations Teams: In June 2021, the Company appointed Chulani Karunatilake, Ph.D., as Chief Technology Officer. Dr. Karunatilake brings more than 30 years of experience in Chemistry and Manufacturing Controls (CMC) process and strategy development and will oversee manufacturing operations in the newly formed role.
Since joining Werewolf, Dr. Karunatilake has built a CMC team with expertise to complement the world-class clinical organization led by Dr. Randi Isaacs, Werewolf’s CMO.
Added to the Nasdaq Biotechnology Index: In December 2021, Werewolf announced that it had been added to the Nasdaq Biotechnology Index. The Nasdaq Biotechnology Index (NBI) is designed to measure the performance of a set of securities listed on The Nasdaq Stock Market that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark (ICB). The Nasdaq Biotechnology Index is calculated under a modified market capitalization-weighted methodology. Companies in the Nasdaq Biotechnology Index must meet eligibility requirements, including minimum market capitalization, average daily trading volume and seasoning as a public company, among other criteria. Nasdaq selects constituents once annually in December.
Financial Results for the Fourth Quarter and Full Year 2021
•Cash position: As of December 31, 2021, cash and cash equivalents were $157.5 million, compared to $92.6 million as of December 31, 2020. The increase was primarily due to the receipt of $109.2 million in net proceeds from the initial public offering completed in May 2021, offset by operating expenses incurred during the period. Werewolf expects its existing cash and cash equivalents to enable the funding of its operating expenses and capital expenditure requirements through at least the second quarter of 2023.
•Research and development expenses: Research and development expenses were $13.4 million for the fourth quarter of 2021, compared to $5.3 million for the same period in 2020. Research and development expenses were $35.3 million for the full year 2021, compared to $16.6 million for the full year 2020. The increase in research and development expenses was primarily due to increased manufacturing, contract research organization, and personnel expenses incurred to advance the Company’s product candidates WTX-124, WTX-330 and WTX-613 and expand research and development activities.
•General and administrative expenses: General and administrative expenses were $4.5 million for the fourth quarter of 2021, compared to $2.1 million for the same period in 2020. General and administrative expenses were $14.8 million, compared to $5.8 million for the full year 2020. The increase in general and administrative expenses was primarily due to increased personnel, professional services, and other operating costs attributable to operating as a public company and the progression towards clinical development.
•Net loss: Net loss was $17.9 million for the fourth quarter of 2021, compared to $7.4 million for the same period in 2020. Net loss was $50.0 million for the full year 2021, compared to $15.0 million for the full year 2020.
About Werewolf Therapeutics:
Werewolf Therapeutics, Inc. is an innovative biopharmaceutical company pioneering the development of therapeutics engineered to stimulate the body’s immune system for the treatment of cancer. We are leveraging our proprietary PREDATOR™ platform to design conditionally activated molecules that stimulate both adaptive and innate immunity with the goal of addressing the limitations of conventional proinflammatory immune therapies. Our INDUKINE™ molecules are intended to remain inactive in peripheral tissue yet activate selectively in the tumor microenvironment. Our most advanced product candidates, WTX-124 and WTX-330, are systemically delivered, conditionally activated Interleukin-2 (IL-2), and Interleukin-12 (IL-12) INDUKINE molecules, respectively, for the treatment of solid tumors. We are continuing preclinical studies for both WTX-124 and WTX-330 and expect to advance each candidate in multiple tumor types as a single agent and in combination with an immune checkpoint inhibitor.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risk and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Werewolf’s strategy, future operations, prospects, plans, objectives of management, the expected timeline for submitting investigational new drug applications and its sufficiency of its cash resources constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical studies; the timing of and the Company’s ability to submit and obtain regulatory approval for investigational new drug applications; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; the Company’s ability to obtain sufficient cash resources to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; the impact of the COVID-19 pandemic on the Company’s business and operations; as well as the risks and uncertainties identified in the “Risk Factors” section of the Company’s most recent Form 10-Q, the Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) on March 24, 2022, and in subsequent filings the Company may make with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this presentation. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Werewolf Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$13,400	$5,286	$35,269	$16,641
General and administrative	4,484	2,106	14,818	5,763
Total operating expenses	17,884	7,392	50,087	22,404
Operating loss	(17,884)	(7,392)	(50,087)	(22,404)
Other income (expense)	15	(10)	104	7,364
Net loss	(17,869)	(7,402)	(49,983)	(15,040)
Accretion of redeemable convertible preferred stock to redemption value	—	(13,146)	(151,942)	(13,177)
Net loss attributable to common stockholders	$(17,869)	$(20,548)	$(201,925)	$(28,217)
Net loss per share attributable to common stockholders, basic and diluted	$(0.66)	$(17.85)	$(10.94)	$(28.08)
Weighted-average common shares outstanding, basic and diluted	27,270	1,151	18,455	1,005
Werewolf Therapeutics, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$157,531	$92,570
Working capital	$149,194	$87,630
Total assets	$179,250	$96,398
Total stockholders’ equity (deficit)	$152,787	$(51,863)

Investor Contact:

Jonathan M. Nugent
Stern IR, Inc.
212.698.8698
jonathan.nugent@sternir.com

Media Contact:

Amanda Sellers
VERGE Scientific Communications
301.332.5574
asellers@vergescientific.com

Company Contact:

Ellen Lubman
Chief Business Officer
Werewolf Therapeutics
elubman@werewolftx.com